SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2009

CROCS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

6328 Monarch Park Place Niwot, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement

On May 8, 2007, Crocs, Inc. (“the Company”) entered into a credit agreement (“Revolving Credit Facility”) with Union Bank of California, N.A. (‘the Bank”).  On March 31, 2009, the Company entered into a tenth amendment (the “Amendment”) of the Revolving Credit Facility. Upon execution of the Amendment, the Company paid approximately $1.6 million, to be applied against the principal balance of the Revolving Credit Facility. The Amendment extends the maturity date of the Revolving Credit Facility from April 2, 2009 to September 30, 2009.  Additionally, the Amendment provides that the Company will pay accrued and unpaid interest on the first day of each month and make monthly principal payments through August 31, 2009 ranging from $1 million to $4 million.  All principal amounts outstanding under the Revolving Credit Facility will bear interest at rates based on a premium over the Bank’s reference rate tied to the then-outstanding principal balance. At the inception of the Amendment, this constitutes a decrease in interest rates from the previous agreement between the parties.  At maturity, all remaining principal and interest is due and payable to the Bank. The Amendment continues to require the Company to periodically provide certain financial information to the Bank. The current outstanding balance of the Revolving Credit Facility, after the effect of the Amendment, is $19.8 million. The Company has no additional borrowings available under the Revolving Credit Facility.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.

10.1 Amendment No. 10 to Loan Agreement, dated as of March 31, 2009 by and between Crocs, Inc. and Union Bank of California, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: March 31, 2009	By:	/s/ Russell C. Hammer
Russell C. Hammer,
Chief Financial Officer, Senior Vice President - Finance and Treasurer